EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@L1ID.com

Steve Lipin

Brunswick Group

212-333-3810

L-1 Identity Solutions Reports Third Quarter 2008 Financial Results

STAMFORD, CT — October 29, 2008 — L-1 Identity Solutions, Inc., (NYSE: ID), a leading provider of identity solutions and services, today announced financial results for the third quarter and nine months ended September 30, 2008.

Revenue for the third quarter of 2008 was $154.5 million compared to $115.5 million in the third quarter of 2007, an increase of $39.0 million or 34 percent. Organic growth in the quarter was approximately 10 percent reflecting strong growth in Secure Credentialing Solutions, Government Security Consulting Services and Enrollment Services offset by lower revenues in the Biometrics Division from a significant shipment in Q3 2007. Organic growth is expected to be approximately 20 percent for the year.

Gross margin for the third quarter of 2008 was approximately 31 percent compared to 33 percent in the third quarter of 2007, reflecting the change in business mix as noted above along with growth in Secure Credentialing Solutions, Enrollment Services and Government Security Consulting Services.

Adjusted EBITDA for the third quarter of 2008, excluding $0.9 million in merger related severance expenses, increased to $25.0 million from $19.1 million for the same period in the prior year, an increase of $5.9 million, or 31 percent. This reflects an increase in demand for Enrollment Services and Secure Credentialing Solutions. Third quarter 2008 operating expenses as a percentage of revenue decreased to 26 percent compared to 27 percent in the third quarter of 2007. Unlevered free cash flow was approximately $21.0 million, excluding the impact of severance related to acquisitions.

The Company reported a third quarter net loss of $1.2 million, or ($0.01) per diluted share compared to net income of $1.5 million, or $0.02 per diluted share in the third quarter of 2007 based on weighted average diluted shares outstanding of 80.0 million in the third quarter of 2008 compared to 71.3 million in the prior year period. The third quarter loss per share reflects an increase in interest and merger-related expense of $5.0 million, primarily associated with the Digimarc ID Systems business acquisition. Included in the Company’s third quarter net loss are expenses of $26.6 million that include interest and merger-related expenses noted above and non-cash items including depreciation and amortization of intangible assets and stock-based compensation, compared to $16.2 million in the third quarter of 2007. Among other factors, net income was less than expected for the quarter due to an increase in interest expense, depreciation and merger related charges.

“The close of the Digimarc transaction in the quarter, despite the difficult financial environment we faced, is a significant achievement for the Company and when coupled with the award of the U.S. Passport Card and Border Crossing Card program earlier this year, represents an important inflection point for our secure credentialing business moving forward,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “Looking ahead, I believe that our strong pipeline and backlog for solutions, an expectation of significant synergies to be realized from the Digimarc acquisition, and increased demand for our Secure Credentialing Solutions, Enrollment Services and Government Security Consulting Services, will be central to our success in closing out the year.”

Year to Date Results for the Nine Months Ended September 30, 2008

Revenue for the first nine months of 2008 was $415.4 million compared to $275.6 million for the same period in the prior year, representing an increase of $139.8 million. The increase was due primarily to growth in Secure Credentialing Solutions, Government Security Consulting Services and Enrollment Services. The Company's organic growth was 20 percent for the first nine months of 2008 compared to the first nine months of 2007. Unlevered free cash flow for the nine month period was approximately $35.0 million, excluding the impact of severance related to acquisitions.

Gross margin for the first nine months of 2008 was unchanged at 30 percent compared to the same period in 2007, attributable to a change in the solutions and services mix.

Adjusted EBITDA for the first nine months of 2008, excluding merger related expenses of $0.9 million, was $60.2 million compared to $38.9 million for the same period in 2007, representing a 55 percent increase. The increase in Adjusted EBITDA for the first nine months of 2008 reflects a decrease in operating expenses as a percentage of revenues, down to 26 percent in the first nine months of 2008 compared to 29 percent in the first nine months of 2007. For the first nine months ended September 30, 2008, the Company reported a net income of $0.1 million, or $0.00 per diluted share compared to a net loss of $8.6 million, or ($0.12) per diluted share in the first nine months of 2007. Diluted weighted average shares outstanding increased to 76.2 million from 71.7 million in the prior year. Included in the Company's nine months net income for 2008 and net loss for 2007 are approximately $59.6 million and $43.7 million, respectively, for interest and merger related severance expenses and non-cash items (depreciation and amortization and stock-based compensation).

The Company's backlog at September 30, 2008 was approximately $1.0 billion compared to $650.0 million on the same date in the year prior.

Third Quarter Highlights

•

The Secure Credentialing Division completed the acquisition of the ID Systems business of Digimarc Corporation. The division also announced driver’s license contracts in the quarter totaling $83.5 million including $47.0 million in new awards from Ohio and Massachusetts, and $36.5 million in contract extensions with Washington, Mississippi and Nebraska. The U.S. Passport Card and Border Crossing Card contracts awarded in the previous quarter began shipping, with more than 500,000 cards issued to date for both programs.

•

The Biometrics Division received more than $29.0 million in task orders for mobile biometric enrollment devices, HIIDEs and HIIDE expansion module jumpkits and accessories in August and October. The Company also announced a non-binding Memo of Understanding to collaborate with Sarnoff Corporation to develop an advanced Iris on the Move identity verification product.

•	Pro forma revenues increased in excess of 50 percent for the Enterprise Access Division for the quarter and the division recently launched its next generation VisionAccess 3D Face Reader.
•

The Enrollment Services Division had several significant contracts during the quarter. This included a five-year contract with a potential value of $250.0 million from New York and a two year contract renewal from Texas for an estimated $30.0 million. Both contracts are in the final stages of contract completion with the respective customers.

•

The Advanced Concepts Information Technology Services group received a five-year follow-on contract, estimated at up to $93.5 million, for information technology infrastructure engineering,  high performance computing, network engineering, and software services support from the intelligence community; the name of the customer cannot be disclosed.  In addition, the McClendon Engineering and Analytical Solutions group closed $37.0 million in contracts with the Army Corps of Engineers and the National Geospatial Intelligence Agency.

Forward Looking Financial Expectations

The Company expects revenue for the fourth quarter ending December 31, 2008 of between $155.0 million and $160.0 million, with Adjusted EBITDA of $22.0 million to $25.0 million and EPS in the range of ($0.04) to ($0.01).

The Company expects revenue for the full year ending December 31, 2008 of approximately $570.0 million to $575.0 million, Adjusted EBITDA of $82.0 million to $85.0 million, unlevered free cash flow of $60.0 million to $65.0 million, organic growth for the year of approximately 20 percent, and EPS of ($0.04) to ($0.01).

Preliminary Financial Expectations for 2009 and Debt Outstanding

Excluding any further acquisitions, the Company expects revenue for the full year ending December 31, 2009 of between $740.0 million and $760.0 million, organic growth of over 20 percent, Adjusted EBITDA of $110.0 to $120.0 million, and unlevered free cash flow of between $75.0 million and $85.0 million.

At the end of Q3 2008, total net debt outstanding including convertible bonds is $445.0 million. At the end of 2008, after giving effect to projected free cash flow and approximately $7.0 million of interest expense, the total net debt will be approximately $430.0 million. Total net debt at the end of 2009, after giving effect to projected free cash flow and approximately $28.0 million of interest expense, will be approximately $375.0 million; about three times trailing 12 months EBITDA. The Company’s debt coverage ratio of trailing 12 months EBITDA to bank debt only at the end of 2009 is projected to be approximately 1.7:1 vs. a minimum bank covenant coverage ratio of 3.25:1. In addition to the above, the Company has an unused revolving line of credit of $135.0 million.

Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at www.L1ID.com. To listen to the conference call, please dial (888) 562-3356 using the passcode 66446216. For callers outside the U.S., please dial (973) 582-2700 with the passcode 66446216. A recording of the conference call will be available starting two hours after the completion of the call. To access the replay, please dial (800) 642-1687 and use passcode 66446216. To access the replay from outside the U.S., dial (706) 645-9291 and use passcode 66446216.

Pro Forma Information

Pro Forma information presented in this press release reflects results after giving effect to the acquisitions consummated after January 1, 2008 as if they had occurred on January 1, 2008.

Organic Growth

Organic growth represents the increase in revenues in the current period, expressed as a percentage, for businesses included for the entire period in the current year over the revenues in the corresponding period in the previous year, assuming the same businesses had been acquired at the beginning of the prior year period.

Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123 ( R ) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company’s historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of Adjusted EBITDA to GAAP net income or loss is included in the enclosed schedule. No reconciliation is provided for pro forma Adjusted EBITDA for the year ending on December 31, 2008 assuming the acquisition of Digimarc, since it is not practicable to estimate the corresponding reconciling items or pro forma net income.

Unlevered Free Cash Flow

Unlevered Free Cash Flow represents cash flow from operating activities, plus interest expense less capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, meeting its debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

Backlog

L-1’s backlog represents sales value of firm orders for products and services not yet delivered and for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options expected to be exercised.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets.  Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance, usage and access control. Our convenient and secure fingerprinting service centers process civilian enrollment and credentialing for U.S. and Canadian government-licensed jobs and we offer a diverse set of government security consulting services that encompass the most important areas of security and intelligence in the U.S. today. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity.  L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the ability of the Enrollment Services Division to timely finalize and sign a definitive contract for its $250.0 million award with the state of New York and achieve full value of that contract, the availability of government funding for the Company’s products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, the ability of the Company to successfully convert its backlog into revenues on a timely basis, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of L-1 Identity

Solutions, including the Company’s Form 10-K for the year ended December 31, 2007, and the Company’s Form 10-Q for the quarter ended June 30, 2008. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

ID-L

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L-1 Identity Solutions, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss) in thousands

(Unaudited)

Historical Periods	Quarter Ending September 30, 2008	Quarter Ending September 30, 2007

Net Income (Loss)	$(1,186)	$1,470

Interest Expense, net	7,693	3,508
Depreciation and Amortization	14,478	9,966
Stock-Based Compensation	3,583	2,689
Income Tax Provision (Benefit)	(435)	1,486
	-------------------	----------------
Adjusted EBITDA	$24,133	$19,119

	Nine Months Ending September 30, 2008	Nine Months Ending September 30, 2007
Net Income (Loss)	$111	$(8,557)

Interest Expense, net	14,152	7,386
Depreciation and Amortization	34,372	28,385
Stock-Based Compensation	10,146	7,930
Income Tax Provision	544	3,781
	-----------------	---------------
Adjusted EBITDA	$59,325	$38,925

Prospective Periods	Quarter Ending December 31, 2008	Year Ending December 31, 2008
Net Income (Loss)	($4,000) – ($1,000)	($4,000) – ($1,000)

Reconciling Items:
Provision for Income Taxes	(2,000)	(1,000)
Interest, net	9,000	23,000
Stock-Based Compensation	4,000	14,000
Depreciation and Amortization	15,000	50,000
	-----------------	---------------
Adjusted EBITDA	$22,000 - $25,000	$82,000 - $85,000

Prospective Periods	Full Year Ending December 31, 2009
Net Income (Loss)	$0-$10,000

Reconciling Items:
Provision for Income Taxes	2,000
Interest, net	34,000
Stock-Based Compensation	16,000
Depreciation and Amortization	58,000
------------------------
Adjusted EBITDA	$110,000 - $120,000

Exhibit II

L-1 Identity Solutions, Inc.

Unlevered Free Cash Flow

(in thousands)

	Quarter Ending September 30, 2008	Nine Months Ending September 30, 2008

Cash Flow from Operating Activities	$24,000	$40,000
Interest Paid	900	6,300
Tax Effect of Stock Options Exercised	---	--
Taxes Paid	200	1,000
Interest Income	(100)	(300)
Capital Expenditures	(5,000)	(13,000)
	-----------------	---------------
Unlevered Free Cash Flow	$20,000	$34,000

	Year Ending	Year Ending
	December 31, 2008	December 31, 2009

Cash Flow from Operating Activities	$61,000 - $66,000	$73,000 - $83,000
Interest Paid	12,000	30,000
Tax Effect of Stock Options Exercised	1,000	--
Taxes Paid	1,000	2,000
Interest Income	---	--
Capital Expenditures	(15,000)	(30,000)
	-----------------	---------------
Unlevered Free Cash Flow	$60,000 - $65,000	$75,000 - $85,000

L-1 Identity Solutions, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$ 24,719	$ 8,203
Accounts receivable, net	113,484	90,210
Inventory	36,607	21,534
Deferred tax asset	13,253	13,253
Other current assets	11,422	3,890
Total current assets	199,485	137,090
Property and equipment, net	80,724	23,451
Goodwill	1,280,968	1,054,270
Intangible assets, net	213,139	184,237
Deferred tax asset	68,000	37,293
Other assets, net	25,984	9,304
Total assets	$1,868,300	$1,445,645
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$ 113,337	$ 81,549
Current portion of deferred revenue	16,558	12,279
Current portion of long-term debt	15,000	—
Other current liabilities	2,960	2,393
Total current liabilities	147,855	96,221
Deferred revenue, net of current portion	13,542	4,671
Long-term debt	455,212	259,000
Other long-term liabilities	2,667	1,036
Total liabilities	619,276	360,928
Shareholders’ equity:
Total shareholders’ equity	1,249,024	1,084,717
Total liabilities and shareholders’ equity	$1,868,300	$1,445,645

L-1 Identity Solutions, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues	$154,464	$115,539	$415,412	$275,645
Cost of revenues:
Cost of revenues	101,298	71,054	271,088	172,271
Amortization of acquired intangible assets	5,892	6,873	18,070	19,838
Total cost of revenues	107,190	77,927	289,158	192,109
Gross profit	47,274	37,612	126,254	83,536
Operating expenses:
Sales and marketing	10,433	7,493	26,917	20,397
Research and development	6,696	5,255	18,539	14,467
General and administrative	22,083	17,468	62,111	44,309
Merger related severance expenses	881	—	881	—
Amortization of acquired intangible assets	815	743	2,470	1,611
Total operating expenses	40,908	30,959	110,918	80,784
Operating income	6,366	6,653	15,336	2,752
Interest income	71	143	206	308
Interest expense: Interest expense on debt	(6,084)	(3,216)	(11,784)	(6,842)
Amortization of deferred financing costs	(1,680)	(435)	(2,574)	(852)
Other income (expense), net	(294)	(189)	(529)	(142)
Income (loss) before income taxes	(1,621)	2,956	655	(4,776)
(Provision) benefit for income taxes	435	(1,486)	(544)	(3,781)
Net income (loss)	$(1,186)	$1,470	$111	$(8,557)
Net income (loss) per share
Basic	$ (0.01)	$ 0.02	$ 0.00	$ (0.12)
Dilutive	$ (0.01)	$ 0.02	$ 0.00	$ (0.12)
Weighted average shares outstanding
Basic	79,969	71,256	75,397	71,680
Dilutive	79,969	71,265	76,153	71,680